Exhibit 10.105
FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
MICHAEL LIEBELSON
     This FIRST AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Company”), and MICHAEL LIEBELSON (the “Executive”), dated as of May 28, 2010, is made and entered into as of December 1, 2010 (the “Amendment Date”).
     WHEREAS, Foster Wheeler Inc. entered into an Employment Agreement with the Executive, dated as of May 28, 2010 (the “Agreement”),
     WHEREAS, the Company and the Executive have agreed to amend the Agreement as set forth herein.
     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of the Amendment Date, as follows:
1.	A new Agreement Section 3.12 is added as follows:
Certain Reimbursements.
(a) Beginning after June 1, 2011, if either (i) the Company relocates the Executive’s principal business location so that commute from the Executive’s residence in the Geneva area is increased by more than 50 miles, or (ii) the Executive’s employment with the Company terminates for any reason other than Cause, and, if as a result of any of the foregoing the Executive vacates the Executive’s Geneva residence and incurs lease termination expenses, continuing lease expenses or similar expenses in connection with the Geneva residence despite the Executive’s reasonable efforts to avoid and/or limit such expenses, which reasonable efforts shall include, without limit, cooperating with the Company to effect the transfer to the Company of the remainder of the lease on the residence, then the Company shall pay, or reimburse the Executive for, such expenses as soon as administratively possible after they are incurred by the Executive.
(b) Beginning after June 1, 2011, if either (i) the Company relocates the Executive’s principal business location so that commute from the Executive’s residence in the Geneva area is increased by more than 50 miles, or (ii) the Executive’s employment with the Company terminates for any reason other than Cause, and, if as a result of any of the foregoing the Executive vacates the Executive’s Geneva residence, then the Company shall pay, or reimburse the Executive for, the expense of moving his personal belongings and furnishings to his new residence as soon as administratively possible after such expenses are incurred by the Executive.
(c) To the extent that the provision of payments or reimbursements described in this Section 3.12 results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy the Executive’s Swiss and U.S. income tax obligation. Such payment shall be grossed-up for taxes, and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due. Further, all payments or reimbursements described in this Section 3.12 shall be made in accordance with the 409A rules set forth in Section 3.10 of this Agreement.
2.	For the avoidance of doubt, the Side Agreement regarding Geneva Lease, effective as of May 28, 2010, remains unchanged and in full force and effect.
3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement as of the date first written above.

FOSTER WHEELER INC.
By:	/s/ Beth B. Sexton
	Name:	Beth B. Sexton
	Title:	Executive President, HR

/s/ Michael S. Liebelson
MICHAEL LIEBELSON

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